Exhibit 99.1

      WESTMINSTER, Colo., Feb. 12 /PRNewswire-FirstCall/ -- Allos Therapeutics, Inc. (Nasdaq: ALTH) today reported financial results for the fourth quarter of 2003. For the three months ended December 31, 2003, the company reported a net income of $0.8 million, or $0.03 per share. This compares to a net loss of $7.1 million, or $0.28 per share, for the same quarter in 2002. The net income for the fourth quarter of 2003 resulted from a one-time $5.1 million settlement of claims against Durus Life Sciences Master Fund, Ltd. under Section 16(b) of the Securities Exchange Act of 1934 (see press release dated October 27, 2003).

      For the year ended December 31, 2003, the company reported a net loss of $23.1 million, or $0.87 per share, compared to a net loss of $25.8 million, or $1.03 per share, for the same year ended December 31, 2002.

      Cash, cash equivalents, short-term investments and long-term marketable securities as of December 31, 2003 were $45.6 million.

      "In several respects, 2003 was as challenging as any year we have faced as a company. We enter 2004 with increasing momentum and a growing sense of optimism for future growth," said Michael E. Hart, President and CEO of Allos Therapeutics, Inc.

    Fourth quarter highlights:

      * Allos completed the submission of a New Drug Application (NDA) to market RSR13 (efaproxiral) as an adjunct to whole brain radiation therapy for the treatment of brain metastases from breast cancer. The NDA has been accepted for Priority Review by the U.S. Food and Drug Administration (FDA), which targets an action date on or before June 4, 2004.

      * Allos completed a $12 million private placement with several institutional investors.

      * Allos entered into a long-term development and supply agreement with Baxter Healthcare for the commercial manufacture of RSR13 (efaproxiral) injection.

      * Allos presented the results of a pivotal Phase 3 clinical trial of RSR13 for the treatment of patients with brain metastases at the Eighth Annual Meeting of The Society of Neuro-Oncology (SNO). Dr. John H. Suh, Clinical Director, Radiation Oncology, Brain Tumor Institute at the Cleveland Clinic received the National Tumor Foundation Clinical Research Award for his leading role in the pivotal Phase 3 clinical trial.

      * Allos presented positive survival and quality of life data from the pivotal Phase 3 trial of RSR13 (efaproxiral) for the treatment of patients with brain metastases from breast cancer at the 26th Annual San Antonio Breast Cancer Symposium.

      * Allos presented results of a Phase 1 clinical trial of its small molecule chemotherapy compound, PDX, used in combination with paclitaxel or docetaxel in patients with non-small cell lung cancer at the AACR-NCI-EORTC International Conference on Molecular Targets and Cancer Therapeutics.

      Conference Call

      Allos Therapeutics will host a conference call to review the company's fourth quarter 2003 results at 11:00 a.m. EST on Thursday, February 12, 2004. The dial in number for U.S. residents to participate is 800-915-4836. International callers should dial 1-973-317-5319.

      Conference Call Replay

      An audio replay of the conference call will be available from 1:00 p.m. EST, February 12, 2004 until midnight February 19, 2004. To access the replay, please dial 1-800-428-6051 (US/Canada); international +1-973-709-2089; the conference ID number is 335884.

      Webcast

      Allos Therapeutics will hold a live webcast of the conference call. The webcast will be available from the homepage and the investor relations section of the company's web site at www.allos.com and will be archived for 30 days.

      About Allos Therapeutics, Inc.

      Allos Therapeutics, Inc. is a biopharmaceutical company focused on developing and commercializing innovative drugs for improving cancer treatments. The company's lead clinical candidate, RSR13, is a synthetic small molecule that has the potential to sensitize hypoxic (oxygen deprived) tumor tissues and enhance the efficacy of standard radiation therapy. In addition, Allos is developing PDX, an injectable small molecule chemotherapeutic agent that has a superior potency and toxicity profile relative to methotrexate and other dihydrofolate reductase, or DHFR, inhibitors. For more information, please visit the company's web site at: www.allos.com.

      This announcement contains forward-looking statements that involve risks and uncertainties. Future events may differ materially from those discussed herein due to a number of factors, including, but not limited to, risks and uncertainties related to the company's ability to obtain regulatory approval to market RSR13 for the treatment of brain metastases from breast cancer in the United States or any other jurisdiction, as well as other risks and uncertainties detailed from time to time in the company's SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2002, as amended. All forward-looking statements are based on information currently available to the company on the date hereof, and the company assumes no responsibility to update such statements.


                            ALLOS THERAPEUTICS, INC.
                       CONDENSED STATEMENTS OF OPERATIONS
            (in thousands ~ except share and per share information)
                                  (unaudited)

                                          Years Ended December 31,
                                     2003            2002          2001

    Operating expenses:
      Research and development      $11,958         $13,860       $12,660
      Clinical manufacturing          7,252           3,776         3,143
      Marketing, general and
       administrative                 9,378          10,444         9,277
      Restructuring costs               638              --            --

        Total operating expenses     29,226          28,080        25,080

    Loss from operations            (29,226)        (28,080)      (25,080)
    Interest and other income, net    6,099           2,311         4,936

    Net loss                       $(23,127)       $(25,769)     $(20,144)

    Net loss per common share:
     basic and diluted               $(0.87)         $(1.03)       $(0.88)
    Weighted average common
     shares - basic and
     diluted
                                 26,493,861      24,942,496    22,970,974


                            ALLOS THERAPEUTICS, INC.
                            CONDENSED BALANCE SHEETS
                                 (in thousands)
                                   (unaudited)

                                      December 31, 2003    December 31, 2002

    ASSETS
      Cash, cash equivalents and
       short-term investments               $39,819             $54,983
      Other current assets                    1,121                 775
      Long-term marketable securities         5,778               5,817
      Equipment and leasehold
       improvements, net                      1,456               1,826
      Long-term investment                       --               1,000
        Total assets                        $48,174             $64,401

    Liabilities and Stockholders' Equity
      Liabilities                            $2,763              $7,079
      Stockholders' equity                   45,411              57,322
        Total liabilities and
         stockholders' equity               $48,174             $64,401




SOURCE  Allos Therapeutics, Inc.
    -0-                             02/12/2004
    /CONTACT: Monique M. Greer, VP, Corporate Communications and Investor Relations of Allos Therapeutics, Inc., +1-720-540-5241, mgreer@allos.com/
    /Web site:  http://www.allos.com /
    (ALTH)

CO:  Allos Therapeutics, Inc.
ST:  Colorado
IN:  HEA MTC BIO
SU:  ERN CCA MAV